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                         [DYKEMA GOSSETT LETTERHEAD]

                              August 27, 1997                      EXHIBIT 5.1



Venture Holdings Trust
33662 James J. Pompo Drive
Fraser, Michigan 48026

                 Re: Registration Statement on Form S-4 in Connection With the Exchange Offer of Series B 9 1/2% Senior Notes due 2005 for outstanding 9 1/2% Senior Notes due 2005

Gentlemen:

         We have acted as special counsel for Venture Holdings Trust, a trust organized under the laws of the State of Michigan (the "Trust"), Vemco, Inc., Venture Industries Corporation, Venture Mold & Engineering Corporation, Venture Leasing Company, Vemco Leasing, Inc., Venture Holdings Corporation and Venture Service Company, each a Michigan corporation (each an "Issuer" and, together with the Trust, the "Issuers"), in connection wit the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to the exchange offer by the Issuers of $205,000,000 aggregate principal amount of Series B 9 1/2% Senior Notes due 2005 (the "Series B Notes") for outstanding 9 1/2% Senior Notes due 2005 (the "Exchange Offer"). The Series B Notes are to be issued pursuant to an Indenture (the "Indenture") by and between the Issuers and The Huntington National Bank, as trustee (the "Trustee").

         In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such of the Issuers' records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

         Based upon the foregoing, we are of the opinion that:

                 The Series B Notes, when executed and authenticated in accordance with the terms of the Indenture, and upon issuance in accordance with the terms of the Exchange Offer in the prospectus constituting a part of the Registration Statement (the "Prospectus"), will be valid and binding obligations of the Issuers, enforceable
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                         [DYKEMA GOSSETT LETTERHEAD]

Venture Holdings Trust
August 27, 1997
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                 against the Issuers in accordance with their terms, except as
                 (a) the enforceability thereof may be limited by or subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium, usury or similar laws now or hereafter affecting creditors' rights generally and (b) rights or remedies (including, without limitation, acceleration, specific performance and injunctive relief) may be limited by equitable principles of general applicability (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether such principles are considered in a proceeding in equity or at law, and may be subject to the discretion of the court before which any proceedings therefor may be brought.

         We hereby consent to the use of this opinion as Exhibit 5.1 of the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Act.

                                        Very truly yours,

                                        DYKEMA GOSSETT PLLC

                                        /s/ Fredrick M. Miller

                                        Fredrick M. Miller